UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WHERE FOOD COMES FROM, INC.

(Exact name of registrant as specified in its charter)

Colorado	43-1802805
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

221 Wilcox Street, Suite A

Castle Rock, CO 80104

(Address of principal executive offices, including zip code)

Where Food Comes From, Inc. 2016 Equity Incentive Plan

(Full Title of the Plan)

John K. Saunders

Where Food Comes From, Inc.

Chairman and Chief Executive Officer

221 Wilcox Street, Suite A

Castle Rock, CO 80104

(303) 895-3002

(Name, Address and Telephone Number of Agent for Service)

Copy to: Michelle Shepston, Esq. Davis Graham & Stubbs, LLP 1550 17th Street, Suite 500 Denver, CO 80202 (303) 892-7344

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)		Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	5,000,000	$2.38	$11,900,000	$1,198.33

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminable number of additional shares of the Registrant’s common stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions pursuant to the terms of the Where Food Comes From, Inc. 2016 Equity Incentive Plan.
(2)	Related to common stock to be issued pursuant to the Where Food Comes From, Inc. 2016 Equity Incentive Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the bid ($2.36) and ask ($2.40) prices of the Registrant’s common stock on the OTCQB on June 9, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information. *

*

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants of the Where Food Comes From, Inc. 2016 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Where Food Comes From, Inc. (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed with the Commission by the Registrant and are hereby incorporated by reference in this Registration Statement, excluding any disclosures therein that have been furnished and not filed:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 16, 2016;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, filed on May 5, 2016;
(c)	The Registrant’s Current Reports (other than any portion thereof furnished or deemed furnished) on Form 8-K filed on February 17, 2016, March 17, 2016, and May 10, 2016; and
(d)	The description of the capital stock contained in the Registrant’s Registration Statement on Form SB-2, declared effective by the Commission on October 10, 2006, as amended and superseded by the disclosure set forth in “Description of Common Stock” in the Registrant’s Registration Statement on Form S-8 filed on March 7, 2007.

All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereunder have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and shall be a part hereof from the respective dates of filing such documents (other than portions of such documents that are deemed furnished under applicable Commission rules rather than filed).

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated in the State of Colorado. Sections 7-109-101 through 7-109-110 of the Colorado Business Corporation Act, as amended (“CBCA”), provide that a Colorado corporation may indemnify any person who was, is, or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, or while a director, is or was serving at the request of the corporation as a director, partner, manager, member, trustee, officer, employee, fiduciary or agent of or in a similar capacity with another entity, against liability incurred in such proceeding if such person acted in good faith and (i) with respect to conduct in such person’s official capacity, the person reasonably believed his or her conduct to be in the best interests of the corporation, (ii) with respect to conduct in other cases, the person reasonably believed his or her conduct was at least not opposed to the best interests of the corporation, and (iii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe the conduct was unlawful. A Colorado corporation may indemnify an officer who is not a director to a greater extent if not inconsistent with public policy. Except to the extent authorized by a court, a Colorado corporation may not indemnify a director who is adjudged liable in connection with a proceeding by or in the right of the corporation or in a proceeding charging that the director derived an improper personal benefit. In either case, indemnification is limited to reasonable expenses. The Articles of Incorporation, as amended, and Bylaws of the Registrant generally require it indemnify officers and directors to the fullest extent permitted by law.

Section 7-109-108 of the CBCA allows a Colorado corporation to purchase and maintain insurance on behalf of a director or officer against liability arising from such person’s status as a director or officer regardless of whether the corporation would have the power to indemnify such person against the same liability under the CBCA. The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Registrant. The Registrant has no other agreements with its officers and directors that pertain to indemnification.

Item 7.	Exemption From Registration Claimed.

Not applicable.

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Item 8.	Exhibits.

Exhibit No.	Exhibit Description
4.1	Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 filed on April 28, 2006)
4.2	Articles of Amendment (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 5, 2012)
4.3	Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form SB-2 filed on April 28, 2006)
5.1	Opinion of Davis Graham & Stubbs, LLP
10.1	Where Food Comes From, Inc. 2016 Equity Incentive Plan*
23.1	Consent of Davis Graham & Stubbs, LLP (included in Exhibit 5.1)
23.2	Consent of GHP Horwath, P.C.
24.1	Powers of Attorney (included on the signature page)
*Indicates a management contract or compensatory plan or arrangement in which directors or executive officers are eligible to participate.

Item 9.	Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Castle Rock, State of Colorado, on June 15, 2016.

Where Food Comes From, Inc.

By:	/s/ Dannette Henning
Name: Dannette Henning Title: Chief Financial Officer and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints John Saunders, CEO, and Dannette Henning, CFO, and each of them acting singly, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities indicated below, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ John K. Saunders	Chairman and CEO	June 15, 2016
John K. Saunders	(Principal Executive Officer)

/s/ Leann Saunders	President and Director	June 15, 2016
Leann Saunders

/s/ Dannette Henning	Chief Financial Officer	June 15, 2016
Dannette Henning	(Principal Financial Officer)

/s/ Tom Heinen	Director	June 15, 2016
Tom Heinen

/s/ Pete Lapaseotes	Director	June 15, 2016
Pete Lapaseotes

/s/ Adam Larson	Director	June 15, 2016
Adam Larson

/s/ Graeme P. Rein	Director	June 15, 2016
Graeme P. Rein

/s/ Dr. Gary Smith	Director	June 15, 2016
Dr. Gary Smith

/s/ Michael Smith	Director	June 15, 2016
Michael Smith

/s/ Robert Van Schoick	Director	June 15, 2016
Robert Van Schoick